Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form F-3 (No. 333-88248, 333-109837, 333-111731, 333-111734, 333-117085, 333-131272 and 333-122407) and related Prospectus and on Form S-8 (File No. 333-94995, 333-141177, 333-65532, 333-151929 and 333-162104) pertaining to stock option plans of Commtouch Software Ltd., and to the incorporation by reference therein of our reports dated March 26, 2010 with respect to the consolidated financial statements of Commtouch Software Ltd., and the effectiveness of internal control over financial reporting of Commtouch Software Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 26, 2010